EXHIBIT 99.1

BJ's Restaurants, Inc. Reports Fiscal First Quarter Results

HUNTINGTON BEACH, Calif., April 23, 2015 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today reported financial results for its fiscal 2015 first quarter that ended on Tuesday, March 31, 2015.

First Quarter 2015 Highlights Compared to First Quarter 2014

  Total revenues increased 9.4% to $225.1 million
  Total restaurant operating weeks increased approximately 7%
  Comparable restaurant sales increased 3.2%
  Net income increased to $9.6 million from $4.7 million
  Diluted net income per share increased to $0.36 from $0.16 (first quarter 2014 diluted net income per share of $0.16 was inclusive of a $0.04 diluted net income per share charge related to shareholder settlement costs)

"The continued success from our sales driving initiatives combined with our cost containment programs and efficiencies derived from Project Q resulted in a solid start to fiscal 2015 and record first quarter results," commented Greg Trojan, President and CEO. "The 3.2% increase in first quarter comparable restaurant sales is our third consecutive quarter of positive comparable sales as our new menu offerings and food innovation combined with our focus on affordability, speed and hospitality are being well received by guests."

Trojan continued, "Importantly, our restaurant operators continue improving the guest experience through Project Q while simultaneously driving cost efficiencies. As a result, we again achieved solid leverage on our positive comparable restaurant sales and generated first quarter four-wall restaurant level operating margins of 18.9%, marking a 180 basis point improvement from the prior year's first quarter. In addition, we continue to leverage our general and administrative expenses and depreciation and amortization through our cost management initiatives, new restaurant growth and lower depreciation from our more cost-effective new restaurant prototype. This resulted in significant growth in our consolidated income from operations margin to 5.8%, representing a 300 basis point year-over-year gain. We believe the strength of our model and operating leverage position us well for continued financial growth in 2015."

In the fiscal 2015 first quarter, BJ's opened two new restaurants in Nanuet, New York and Slidell, Louisiana, and in the second fiscal quarter to date, the Company opened a new restaurant in Albuquerque, New Mexico.  Trojan added, "Our 2015 restaurant pipeline remains in excellent shape. We currently have 12 new restaurants under construction and are on track to open at least 15 new restaurants this year. As of this date, we expect to open five new restaurants in the second quarter, including the restaurant which recently opened in Albuquerque, New Mexico, six new restaurants in the third quarter and two new restaurants during the fourth quarter. At the same time, our development team is building a solid pipeline for our fiscal 2016 and 2017 new restaurant openings and we remain committed to our long term annual goal of a 10% increase in operating weeks through new restaurant openings."

The Company repurchased and retired approximately 0.1 million shares of its common stock for approximately $6.8 million during the 2015 first quarter. Since the first share repurchase authorization was approved in April 2014, the Company has repurchased and retired approximately 3.0 million shares for approximately $107 million. The Company has approximately $43 million remaining under its current $150 million share repurchase authorization.

Investor Conference Call and Webcast

BJ's Restaurants, Inc. will conduct a conference call on its first quarter 2015 earnings release today, April 23, 2015, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Senior management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the "Investors" page of the Company's website located at http://www.bjsrestaurants.com and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

BJ's Restaurants, Inc. currently owns and operates 159 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. All restaurants feature BJ's critically acclaimed proprietary craft beers, which are produced at several of the Company's restaurant and brewery locations in addition to using independent third party craft brewers. The Company's restaurants are located in the states of Arizona, Arkansas, California, Colorado, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Nevada, New Mexico, New York, Ohio, Oklahoma, Oregon, Texas, Virginia and Washington. Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margin growth in future periods, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, construction cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) increase in minimum wage and other employment related costs, including the potential impact of the Patient Protection and Affordable Care Act on our operations, (v) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (vi) food quality and health concerns, (vii) factors that impact California, where 63 of our current 159 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities due to limitations on insurance coverage, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations and licensing costs, (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) legal proceedings, (xix) other general economic and regulatory conditions and requirements, (xx) the success of our key sales-building and related operational initiatives, and (xxi) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and, BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

BJ's Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	First Quarter Ended
	March 31, 2015		April 1, 2014
Revenues	$225,069	100.0%	$205,822	100.0%
Costs and expenses:
Cost of sales	56,171	25.0	51,187	24.9
Labor and benefits	79,695	35.4	74,396	36.1
Occupancy and operating	46,590	20.7	45,074	21.9
General and administrative	13,493	6.0	12,826	6.2
Depreciation and amortization	14,361	6.4	13,452	6.5
Restaurant opening	1,284	0.6	1,128	0.5
Loss on disposal of assets and impairments	383	0.2	422	0.2
Legal and other settlements	--	--	1,550	0.8
Total costs and expenses	211,977	94.2	200,035	97.2
Income from operations	13,092	5.8	5,787	2.8

Other income:
Interest (expense) income, net	(241)	(0.1)	7	--
Other income, net	336	0.1	386	0.2
Total other income	95	--	393	0.2
Income before income taxes	13,187	5.9	6,180	3.0

Income tax expense	3,572	1.6	1,522	0.7

Net income	$9,615	4.3%	$4,658	2.3%

Net income per share:
Basic	$0.37		$0.16
Diluted	$0.36		$0.16

Weighted average number of shares outstanding:
Basic	26,310		28,369
Diluted	26,916		28,978

Percentages reflected above may not reconcile due to rounding.

BJ's Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)
	March 31, 2015 (unaudited)	December 30, 2014 (audited)
Cash, cash equivalents and marketable securities	$ 25,961	$ 30,683
Total assets	$ 643,441	$ 647,083
Total long-term debt, including current portion	$ 38,600	$ 58,000
Shareholders' equity	$ 359,222	$ 348,689

BJ's Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	First Quarter Ended
	March 31, 2015		April 1, 2014
Stock-based compensation (1)
Labor and benefits	$ 339	0.2%	$ 517	0.3%
General and administrative	920	0.4	725	0.4
Total stock-based compensation	$ 1,259	0.6%	$ 1,242	0.7%

Operating Data
Comparable restaurant sales % change	3.2%		(2.9%)
Restaurants opened during period	2		2
Restaurants open at period-end	158		148
Restaurant operating weeks	2,044		1,908

(1) Percentages represent percent of total revenues.

Reconciliation of Selected GAAP Financial Measures to Non-GAAP Adjusted Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company has included the following non-GAAP adjusted financial measures in this press release or in the webcast to discuss the Company's financial results for first quarter 2015 which may be accessed via the Company's website at http://www.bjsrestaurants.com: (i) non-GAAP adjusted net income and (ii) non-GAAP adjusted diluted net income per share. Each of these non-GAAP adjusted financial measures is adjusted from results based on GAAP to exclude certain expenses. As a general matter, the Company uses these non-GAAP adjusted financial measures in addition to and in conjunction with results presented in accordance with GAAP to help analyze the performance of its core business. The Company believes that such non-GAAP adjusted financial information is provided by its competitors and such information is used by analysts and others in the investment community to analyze the Company's results and in formulating estimates of future performance and that failure to report these non-GAAP adjusted measures could result in confusion among analysts and others and a misplaced perception that the Company's results have underperformed or exceeded expectations.

These non-GAAP adjusted financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company's results of operations and the factors and trends affecting the Company's business. However, these non-GAAP adjusted financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

For the first quarter of fiscal 2014, non-GAAP adjusted net income and non-GAAP adjusted diluted net income per share exclude professional fees incurred in connection with the shareholder settlement agreement announced on April 22, 2014.

Reconciliation of Non-GAAP Adjusted Financial Measures
(Unaudited, dollars in thousands except for per share data)

	First Quarter Ended
	March 31, 2015			April 1, 2014
	$	%	Per Share	$	%	Per Share
Net income & diluted net income per share, as reported	$9,615	4.3%	$0.36	$4,658	2.3%	$0.16
Shareholder settlement costs (1)	--	--	--	1,550	0.8	0.05
Tax effect -- shareholder settlement costs (2)	--	--	--	(381)	(0.2)	(0.1)
Non-GAAP adjusted net income & diluted net income per share	$9,615	4.3%	$0.36	$5,827	2.8%	$0.20

Per share amounts and percentages reflected above may not reconcile due to rounding. Percentages represent percent of total revenues.

(1) Included in legal and other settlements.

(2) The tax effect is based on the Company's effective tax rate of 24.6% for the first quarter 2014.

CONTACT: For further information, please contact
         Greg Levin
         of BJ's Restaurants, Inc. at (714) 500-2400